WORLDWIDE PETROMOLY PLANS MOVE INTO RADIO BROADCASTING;
                  ANNOUNCES MERGER WITH SMALL TOWN RADIO, INC.

March 26, 2001 - Houston, Texas - Worldwide PetroMoly, Inc. (OTCBB: MOLY) (the Company) today announced that it plans to merge with Small Town Radio, Inc.
(STRI), a recently formed enterprise, which intends to acquire and operate a number of radio stations, primarily in smaller, non-rated marketplaces. The transaction, which was approved by the Board of Directors of the Company today, is subject to certain conditions, including the receipt of appropriate financing, a fairness opinion and other standard closing conditions for an acquisition of this size and nature, is expected to close within thirty (30) days. Although the parties intend to continue in good faith to complete the merger, certain of the conditions are outside of the parties' control, and no assurance can be given that all of the conditions will be met or waived and that the merger will actually close. "We are very excited about the prospects of Small Town Radio, Inc. and believe the transaction will benefit all of our shareholders," said Mr. Lance J. Rosmarin, President of the Company, "While we had hoped to build our presence in the lubricant market, strong competition for shelf space and increasing needs for capital have created obstacles to our future growth, which we have been unable to overcome. Unfortunately, we have continued to sustain losses as a result of our inability to generate sufficient revenues from operations and have been unsuccessful in obtaining outside financing for our lubricant business. This has necessitated the Board of Directors to evaluate other strategic alternatives."

When asked about the new business strategy, he responded, "Consolidation in the radio industry, coupled with new digital broadcasting technologies, make the radio industry an attractive, exciting area -- and one with prospects for significant growth. The business plan for Small Town Radio is exciting and, we believe, holds great promise. It is our goal that, with this change in direction, the prospects for increasing our shareholder value will be enhanced. We are comfortable with this decision to change our strategic direction and expect to have representatives on the Board of Directors going forward." When asked about the composition of the new Board of Directors, Mr. Rosmarin replied, "We are anticipating a Board of Directors with five members, two of whom will be from the current Board of Directors of the Company." Additional information relating to the operations of Small Town Radio will be released in the coming days and weeks.

The holders of Small Town Radio common and preferred stock will own approximately 75% of the outstanding shares of the Company upon completion of the merger, and are obligated under the merger agreement to provide not less than $4 million in cash at closing. The transaction involves the merger of Small Town Radio, Inc., a private company, with a wholly owned subsidiary of the Company. The merger contemplates the issuance of 112,467,860 new shares of common stock, which shall be exchanged for all Small Town Radio common stock. Additionally, in conjunction with the financing being obtained by Small Town Radio for use in executing its business plan, up to 33,333,333 shares of preferred stock, convertible on a one-to-one basis into Company common stock, will be issued; and, also in association with the financing, a warrant for 1,000,000 shares of Company common stock will be issued.


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Subsequent  to  the  completion  of the merger, the Company intends to undertake several steps to position itself for its new business. These steps involve a series of transactions including the full settlement of approximately $1.5 million owed under an unsecured lending arrangement to Mr. Gilbert Gertner, who is currently the Chairman of the Board of Directors and the largest individual shareholder of the Company at this time. In achieving this settlement, the Company intends to transfer all of the stock of Worldwide PetroMoly Corporation ("WPC"), the operating subsidiary of the Company, along with all liabilities of the Company immediately prior to the merger (including Mr. Gertner's indebtedness), to Mr. Gertner, and to issue to him additional shares of common stock. In conjunction with the transfer of WPC, and for the benefit of the Company's shareholders, Mr. Gertner has agreed to pay the Company a percentage of any profits generated by the sale of WPC's assets, in the event of a sale, or a percentage of the net profits from its continuing business operations, should there be any, for a period of eighteen months following the completion of the merger.

Upon completion of the merger and the subsequent transactions, Mr. Gertner will be the beneficial owner of approximately 13.3% of the fully diluted shares outstanding of the Company. Other actions the Company expects to undertake include a reverse split of its capital stock, which would reduce the aggregate number of shares outstanding. It also anticipates changing the name of the company to "Small Town Radio, Inc.". To accomplish these changes the Company expects to call shareholders' meeting within 45 days of completion of the merger.

The Company has been in the business of manufacturing, marketing and distributing lubricants for use in engines. Small Town Radio, Inc., is a development stage enterprise based in Atlanta, Georgia, which intends to acquire, integrate and operate a number of radio stations, primarily in smaller, non-rated markets in the Southeast.

This  news  release  contains "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. Words such as "intends," "expects," "anticipates," "estimates" and similar expressions are intended to identify forward-looking statements. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove correct. There are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statement made by us. These factors include the long-term market demand for lubricant additives and related products; the direct marketing effectiveness of automotive products; competition; the failure of the merger to close; the inability of STRI to acquire radio stations at an attractive price; the inability of STRI to obtain financing for the acquisition of radio stations; the reliability and availability of new technology in the radio station industry; financial, operational and other business problems associated with the acquisition of a number of radio stations in a short period of time; general and industry-specific economic conditions. The Company has no obligation to update or revise these forward-looking statements to reflect the occurrence of future events or circumstances.

CONTACT:  For  Worldwide  PetroMoly,  Inc.  -  Lance  Rosmarin,  713-892-5823;
For  Small  Town  Radio,  Inc.,  Robin  Vail,  CFO,  678-455-6193.


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